Exhibit 10.3

AMERICAN MULTI‑CINEMA, INC.

NONQUALIFIED DEFERRED COMPENSATION PLAN

(As Amended and Restated Effective January 1, 2016)

TABLE OF CONTENTS

AMERICAN MULTI‑CINEMA, INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN

Section 1. Purpose and History:

The Employer has adopted the Plan in order to provide a means by which eligible Employees may elect to defer receipt of current Compensation from the Employer for the purpose of providing retirement and other benefits on behalf of such Employees.  The Plan is intended to be a nonqualified deferred compensation plan that complies with the provisions of Section 409A of the Internal Revenue Code (the “Code”) and that is an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for a select group of management or highly compensated employees under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”).  Notwithstanding any other provision hereof, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions.

The Plan was originally adopted effective January 1, 1994, and was thereafter amended and restated (i) effective as of January 1, 2003; (ii) effective as of January 1, 2005; and (iii) a second time effective as of January 1, 2005.  The Plan document set forth herein is amended and restated effective as of January 1, 2016, for the purpose of consolidating all prior amendments and to incorporating certain clarifying changes.

Any amounts credited to an Account pursuant to the terms of the Plan which were not earned and vested before January 1, 2005, shall be subject to the terms of this Plan. Pre‑2005 account balances are not “grandfathered” within the meaning of Code Sec. 409A and are also subject to the terms of this Plan.

Section 2. Definitions:

As used in the Plan, the following capitalized terms shall have the meaning set forth below unless otherwise indicated by the context:

2.1 “Active Participant” means, with respect to any day or date, a Participant who is in Service on such day or date; provided, that a Participant shall cease to be an Active Participant immediately upon a determination by the Committee that the Participant has ceased to be an Employee or that the Participant no longer meets the eligibility requirements of the Plan.

2.2 “Account(s)” means the following accounts and sub-accounts, as applicable, maintained on behalf of a Participant:  (i) Deferral Contribution Account, (ii) Education Account, (ii) In-Service Account, and (iv) Employer Contribution Account.  Each Account shall be adjusted for additional contribution credits added to such Account, deemed investment gains or losses, and for payments in accordance with the rules and elections in effect under Section 8.

2.3 “Beneficiary” means the person, persons, entity or entities designated or determined pursuant to the provisions of Section 13 hereof.

2.4 “Board” means the Board of Directors of the Employer.
2.5 “Code” means the U.S. Internal Revenue Code of 1986, as amended.
2.6 “Committee” means the person(s) appointed by the Employer under Section 9 from time to time to serve as the “plan administrator”.

2.7 “Compensation” means base salary and any bonus (including Performance‑Based Compensation) but excluding commissions, expense reimbursements or allowances, cash and non‑cash fringe benefits and any stock‑based incentive compensation.

2.8 “Crediting Date” means the business day as of which an amount is credited to a Participant’s Account.

2.9 “Deferred Compensation Account”  means a separate account to be kept for Participant Deferral Credits as described in Section 4.1.  To the extent applicable, such Participant Deferral Credits shall be credited to one or more of the following sub-accounts:  (i) Education Account or (ii) In-Service Account.

2.10 “Disabled” means a Participant who is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering Employees of the Employer, all within the meaning of Section 409A of the Code and regulations thereunder.

2.11 “Education Account” means a separate account to be kept for each Participant who has elected to take education distributions as described in Section 5.5.
2.12 “Effective Date” of this amendment and restatement of the Plan shall be January 1, 2016.
2.13 “Employee” means an individual employed by the Employer who is at the level of Vice President or higher. An individual shall cease to be an Employee upon the Employee’s termination of Service.

2.14 “Employer” means American Multi‑Cinema, Inc. and, where appropriate in the context, any Participating Employer which adopts this Plan with the Employer’s consent.  Whenever the Employer or a Participating Employer is permitted or required to take any action under this Plan, such action shall be taken by its board of directors or by any authorized committee or officer(s) of the organization.

2.15 “Employer Contribution Account” means a separate account to be kept for a Participant who receives an Employer contribution credit as described in Section 4.3.

2.16 “Employer Contribution Credit” means the amount credited to the Participant’s Employer Contribution Account pursuant to the provisions of Section 4.3.
2.17 “In‑Service Account” means a separate account to be kept for each Participant who has elected to take in‑service distributions as described in Section 5.4.

2.18 “Participant” means with respect to any Plan Year an Employee who has been designated by the Committee as a Participant and who has entered the Plan or who has a Deferred Compensation Account under the Plan.

2.19 “Participant Deferral Agreement” means a written agreement entered into between a Participant and the Employer pursuant to the provisions of Section 4.1.
2.20 “Participant Deferral Credits” means the amounts credited to the Participant’s Deferred Compensation Account by the Employer pursuant to the provisions of Section 4.1.
2.21 “Participating Employer” means any trade or business (whether or not incorporated) which adopts this Plan with the consent of the Employer.

2.22 “Performance‑Based Compensation” means compensation where the amount of, or entitlement to, the compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve months in which the Participant performs services. Organizational or individual performance criteria are considered pre-established if established in writing within 90 days after the commencement of the period of service to which the criteria relates, provided that the outcome is substantially uncertain at the time the criteria are established.  Performance‑based compensation may include payments based upon subjective performance criteria in accordance as provided in regulations and administrative guidance promulgated under Section 409A of the Code.

2.23 “Plan” means the American Multi‑Cinema, Inc. Nonqualified Deferred Compensation Plan, as herein set out and as amended from time to time.
2.24 “Plan Year” means the twelve month period ending on the last day of December and each anniversary thereof.

2.25 “Qualifying Distribution Event” means (i) the Separation from Service of the Participant, (ii) the date the Participant becomes Disabled, (iii) the death of the Participant, (iv) the time specified by the Participant for an in service or education distribution, or (v) an Unforeseeable Emergency, each to the extent provided in Section 5.

2.26 “Separation from Service” or “Separates from Service” means the complete and intended termination of the employment relationship with the Employer and all corporations or entities or organizations with whom the Plan Sponsor would be considered a single employer pursuant to subsections (b) and (c) of section 414 of the Code determined in conformance with Section 409A of the Code and the Treasury regulations and other guidance issued thereunder.

2.27 “Service” means employment by the Employer as an Employee.  For purposes of the Plan, the employment relationship is treated as continuing intact while the Employee is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Employee’s right to reemployment is provided either by statute or contract.

2.28 “Specified Employee” means an employee as defined in Section 409A(a)(2)(B)(i) of the Code at any time during the twelve month period ending on December 31 of each year (the “identification date”).  If the person is a key employee as of any identification date, the person is treated as a Specified Employee for the twelve month period beginning on the first day of the fourth month following the identification date, all as determined under Section 409A of the Code and regulations thereunder.

2.29 “Spouse” or “Surviving Spouse” means, except as otherwise provided in the Plan, a person who is the legally married spouse or surviving spouse of a Participant.
2.30 “Student” means the individual designated by the Participant in the Participant Deferral Agreement with respect to whom the Participant will create an Education Account.
2.31 “Trust” means a “rabbi” trust fund which may be established by the Employer from time to time, in its discretion, pursuant to Section 10.2.
2.32 “Trustee” means a trustee named in any agreement establishing a Trust and such successor or additional trustee(s) as may be named pursuant to the terms of any agreement establishing the Trust.

2.33 “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant, the Participant’s Spouse or a dependent (as defined in Section 152(a) of the Code) of the Participant, (ii) loss of the Participant’s property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

Section 3. Participation:

The Committee in its discretion shall designate each Employee who is eligible to participate in the Plan.  An Employee designated by the Committee as a Participant who has not otherwise entered the Plan shall enter the Plan and become a Participant as of the date determined by the Committee.  A Participant who Separates from Service with the Employer and who later returns to Service will not be an Active Participant under the Plan except upon satisfaction of such terms and conditions as the Committee shall establish upon the Participant’s return to Service, whether or not the Participant shall have a balance remaining in his or her Accounts under the Plan on the date of the return to Service.

Section 4. Credits to Deferred Compensation Account and Employer Contribution Account:

4.1Participant Deferral Credits.  Each Active Participant may elect, by entering into a Participant Deferral Agreement with the Employer, to defer the receipt of Compensation from the Employer (i) as a percentage of Compensation (excluding any bonus), and/or (ii) as a percentage of any bonus paid for the year, all as specified in the Participant Deferral Agreement.  The amount of the Participant Deferral Credit shall be credited by the Employer to the Deferred Compensation Account maintained for the Participant pursuant to Section 8.  The following special provisions shall apply with respect to the Participant Deferral Credits of a Participant:

4.1.1 The Employer shall credit to the Participant’s Deferred Compensation Account, as soon as administratively practicable following the date such amount is withheld for credit to this Plan, an amount equal to the total Participant Deferral Credit for the period ending on such Crediting Date.

4.1.2 An election pursuant to this Section 4.1 shall be made by the Participant by executing and delivering a Participant Deferral Agreement to the Committee. Except as otherwise provided in this Section 4.1, the Participant Deferral Agreement shall become effective with respect to such Participant as of the first day of January following the date such Participant Deferral Agreement is received by the Committee.  A Participant’s election may be changed at any time prior to the last permissible date for making the election as permitted in this Section 4.1, and shall thereafter be irrevocable.  The election of a Participant shall continue in effect for subsequent years until modified by the Participant as permitted in this Section 4.1.

4.1.3 In the case of the first year in which the Participant becomes eligible to participate in the Plan, the Participant may execute and deliver a Participant Deferral Agreement to the Committee within 30 days after the date the Participant enters the Plan to be effective as of the first payroll period next following the date the Participant Deferral Agreement is received by the Committee.  For Compensation that is earned based upon a specified performance period (for example, an annual bonus), where a deferral election is made in the first year of eligibility but after the beginning of the service period, the election will be deemed to apply to Compensation paid for services subsequent to the election if the election applies to the portion of the Compensation equal to the total amount of the Compensation for the service period multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period.

4.1.4 A Participant may unilaterally modify a Participant Deferral Agreement (either to terminate, increase or decrease the portion of his future Compensation which is subject to deferral) by providing a written modification of the Participant Deferral Agreement to the Employer. The modification shall become effective as of the first day of January following the date such written modification is received by the Committee.

4.1.5 If the Participant performed services continuously from a date no later than the date upon which the performance criteria are established through a date no earlier than the date upon which the Participant makes an initial deferral election, a Participant Deferral Agreement relating to the deferral of Performance‑Based Compensation may be executed and delivered to the Committee no later than the date which is 6 months prior to the end of the performance period, provided that in no event may an election to defer Performance Based Compensation be made after such Compensation has become both substantially certain to be paid and readily ascertainable.

4.1.6 If the Employer has a fiscal year other than the calendar year, Compensation relating to service in the fiscal year of the Employer (such as a bonus based on the fiscal year of the Employer), of which no amount is paid or payable during the fiscal year, may be deferred at the Participant’s election only if the election to defer is made not later than the close of the Employer’s fiscal year next preceding the first fiscal year in which the Participant performs any services for which such Compensation is payable.

4.1.7 Compensation payable after the last day of the Participant’s taxable year solely for services provided during the final payroll period containing the last day of the Participant’s taxable year (i.e., December 31) is treated for purposes of this Section 4.1 as Compensation for services performed in the subsequent taxable year.

4.1.8 The Committee may from time to time establish policies or rules consistent with the requirements of Section 409A of the Code to govern the manner in which Participant Deferral Credits may be made.  If a Participant becomes Disabled or applies for and is eligible for a distribution on account of an Unforeseeable Emergency during a Plan Year, the Participant’s deferral election for such Plan Year shall be cancelled no later than the date permitted under Section 409A.

4.2Deferred Compensation Account.  All Participant Deferral Credits will be credited to the Deferred Compensation Account of the Participant as provided in Section 8.

4.3Employer Contribution Credits.  Notwithstanding any provision of the Plan to the contrary, for any Plan Year, the Employer may elect to credit to the Employer Contribution Account of each Participant, or any Participant designated by the Employer, an amount as determined by the Employer.  Any such Employer Contribution Credit shall be made entirely at the discretion of the Employer and the amount of such Employer Contribution Credit, if any, may be different for different Participants.

Section 5. Qualifying Distribution Events:

5.1Separation from Service.  If the Participant Separates from Service with the Employer, the balance in the Accounts shall be paid to the Participant by the Employer as provided in Section 6.  Notwithstanding the foregoing, no distribution shall be made earlier than six months after the date of Separation from Service (or, if earlier, the date of death) with respect to a Participant who is a Specified Employee. Any payments to which a Specified Employee would be entitled during the first six months following the date of Separation from Service shall be accumulated and paid on the first day of the seventh month following the date of Separation from Service.

5.2Disability.  If the Participant becomes Disabled while in Service, the balance in the Accounts shall be paid to the Participant by the Employer as provided in Section 6.

5.3Death.  If the Participant dies while in Service, the Employer shall pay a benefit to the Participant’s Beneficiary in a single lump sum equal to the balance in the Participant’s Accounts as of the date of death.  Payment of such benefit shall be made by the Employer as provided in Section 6.  If a Participant dies following his Separation from Service for any reason, and before all payments under the Plan have been made, the balance in the Deferred Compensation Account shall be paid by the Employer to the Participant’s Beneficiary in a single lump sum.

5.4In‑Service Distributions‑.  A Participant may designate in the Participant Deferral Agreement to have a specified amount of his Participant Deferral Credits credited to the Participant’s In‑Service Account for in service distribution in a lump sum payment at the date specified by the Participant.  In no event may an in service distribution be made prior to two years following the establishment of the In‑Service Account of the Participant.  Notwithstanding the foregoing, if a Participant incurs a Qualifying Distribution Event prior to the date on which the entire balance in the In‑Service Account has been distributed, then the balance in the In‑Service Account on the date of the Qualifying Distribution Event shall be distributed to the Participant in the same manner and at the same time as the balance in the Deferred Compensation Account is distributed under Section 6 and in accordance with the rules and elections in effect under Section 6.

5.5Education Distributions.  A Participant may designate in the Participant Deferral Agreement to have a specified amount of his Participant Deferral Credits credited to the Participant’s Education Account for education distributions on the date or dates specified by the Participant.  If the Participant designates more than one Student, the Education Account will be divided into a separate Education Account for each Student, and the Participant may designate in the Participant Deferral Agreement the percentage or dollar amount to be credited to each Education Account.  In the absence of a clear designation, all credits made to the Education Account shall be equally allocated to each Education Account.  The Employer shall pay to the Participant the balance in the Education Account with respect to the Student at the time and in the manner designated by the Participant in the Participant Deferral Agreement.  If the Participant elects to receive education distributions in annual installment payments (over four to six years), the payment of each annual installment shall be made on the anniversary of the date of the first installment payment, and the amount of the annual installment shall be adjusted on such anniversary for credits or debits to the Participant’s Education Account pursuant to Section 8 of the Plan.  Such adjustment shall be made by dividing the balance in the Education Account on such date by the number of annual installments remaining to be paid hereunder; provided that the last annual installment due under the Plan shall be the entire amount credited to the Participant’s Education Account on the date of payment.  Notwithstanding the foregoing, if the Participant incurs a Qualifying Distribution Event prior to the date on which the entire balance of the Education Account has been distributed, then the balance in the Education Account on the date of the Qualifying Distribution Event shall be distributed to the Participant in the same manner and at the same time as his or her remaining Deferred Compensation Account is distributed under Section 6 and in accordance with the rules and elections in effect under Section 6.

5.6Unforeseeable Emergency.  A distribution from the Deferred Compensation Account may be made to a Participant in the event of an Unforeseeable Emergency, subject to the following provisions:

5.6.1A Participant may, at any time prior to his Separation from Service for any reason, make application to the Committee to receive a distribution in a lump sum of all or a portion of the vested balance in the Deferred Compensation Account (determined as of the date the distribution, if any, is made under this Section 5.6) because of an Unforeseeable Emergency.  A distribution because of an Unforeseeable Emergency shall not exceed the amount required to satisfy the Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of such distribution, after taking into account the extent to which the Unforeseeable Emergency may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by stopping current deferrals to the Plan under Section 4.1.

5.6.2The Participant’s request for a distribution on account of Unforeseeable Emergency must be made in writing to the Committee.  The request must specify the nature of the financial hardship, the total amount requested to be distributed from the Deferred Compensation Account, and the total amount of the actual expense incurred or to be incurred on account of the Unforeseeable Emergency.

5.6.3If a distribution under this Section 5.6 is approved by the Committee, such distribution will be made as soon as practicable following the date it is approved.  The processing of the request shall be completed as soon as practicable from the date on which the Committee receives the properly completed written request for a distribution on account of an Unforeseeable Emergency.  If a Participant’s Separation from Service occurs after a request is approved in accordance with this Section 5.6.3, but prior to distribution of the full amount approved, the approval of the request shall be automatically null and void and the benefits which the Participant is entitled to receive under the Plan shall be distributed in accordance with the applicable distribution provisions of the Plan.

5.6.4The Committee may from time to time adopt additional policies or rules consistent with the requirements of Section 409A of the Code to govern the manner in which such distributions may be made so that the Plan may be conveniently administered.

Section 6. Qualifying Distribution Events Payment Options:

6.1Payment Options.  The Participant shall elect in the Participant Deferral Agreement the method under which his or her Deferred Compensation Account (not including amounts credited to an Education Account or In-Service Account) will be distributed.  Payment may be made in either a lump sum payment or equal annual installments over a term not to exceed ten (10) years and shall commence upon the date of the Qualifying Distribution Event.  The Participant may elect a different method of payment for each Qualifying Distribution Event.  If the Participant elects the installment payment option, the payment of each annual installment shall be made on the anniversary of the date of the first installment payment, and the amount of the annual installment shall be adjusted on such anniversary for credits or debits to the Participant’s account pursuant to Section 8 of the Plan.  Such adjustment shall be made by dividing the balance in the Deferred Compensation Account on such date by the number of annual installments remaining to be paid hereunder; provided that the last annual installment due under the Plan shall be the entire amount credited to the Participant’s account on the date of payment.  In the event the Participant fails to make a valid election of the payment method, the distribution will be made in a single lump sum payment upon the Qualifying Distribution Event.

The Participant’s Employer Contribution Account, if any, shall be paid in a single lump sum upon the earlier of:  the Participant’s Disability; or the Participant’s Separation from Service.  A payment shall be treated as made upon the date of the Qualifying Distribution Event if it is made on such date or a later date within the same calendar year or, if later, by the 15th day of the third calendar month following the Qualifying Distribution Event.  A payment may be further delayed to the extent permitted in accordance with regulations and guidance under Section 409A of the Code.

6.2De Minimis Amounts.  Notwithstanding any payment election made by the Participant, the balance in the Accounts of the Participant will be distributed in a single lump sum payment if the payment accompanies the termination of the Participant’s entire interest in the Plan and the amount of such payment does not exceed the limit set forth in Section 402(g)(1)(b) of the Code from time to time as in effect.  Such payment shall be made on or before the later of (i) December 31 of the calendar year in which the Participant Separates from Service from the Employer, or (ii) the date that is 2‑1/2 months after the Participant Separates from Service from the Employer.

6.3Subsequent Elections.  With the consent of the Committee, a Participant may delay or change the method of payment of the Deferred Compensation Account subject to the following requirements:

6.3.1The new election may not take effect until at least 12 months after the date on which the new election is made.

6.3.2If the new election relates to a payment for a Qualifying Distribution Event other than the death of the Participant, the Participant becoming Disabled, or an Unforeseeable Emergency, the new election must provide for the deferral of the first payment for a period of at least five years from the date such payment would otherwise have been made.

6.3.3If the new election relates to a payment from the In‑Service Account or Education Account, the new election must be made at least 12 months prior to the date of the first scheduled payment from such account.

For purposes of this Section 6.3 and Section 6.4, a payment is each separately identified amount to which the Participant is entitled under the Plan; provided, that entitlement to a series of installment payments is treated as the entitlement to a single payment.

6.4Acceleration Prohibited.  The acceleration of the time or schedule of any payment due under the Plan is prohibited except as provided in regulations and administrative guidance promulgated under Section 409A of the Code.  It is not an acceleration of the time or schedule of payment if the Employer waives or accelerates any vesting requirements applicable to a benefit under the Plan.

Section 7. Vesting:

A Participant shall be fully vested in his Accounts including all income, gains and losses attributable thereto.

Section 8. Accounts; Deemed Investment; Adjustments to Accounts:

8.1Accounts.  The Committee shall establish a book reserve account on behalf of each Participant.  The Committee shall also establish an In‑Service Account and Education Account as a part of the Deferred Compensation Account of each Participant, if applicable.  The amount credited to the Deferred Compensation Account and the Employer Contribution Account shall be adjusted pursuant to the provisions of Section 8.3.

8.2Deemed Investments.  The Accounts of a Participant shall be credited with an investment return determined as if the Accounts were invested in one or more investment funds made available by the Committee.  The Participant shall elect the investment funds in which his Accounts shall be deemed to be invested. Such election shall be made in the manner prescribed by the Committee and shall take effect upon the entry of the Participant into the Plan.  The investment election of the Participant shall remain in effect until a new election is made by the Participant.  In the event the Participant fails for any reason to make an effective election of the investment return to be credited to his account, the investment return shall be determined by the Committee.

8.3Adjustments to Accounts.  With respect to each Participant who has an Account under the Plan, the amount credited to such account shall be adjusted by the following debits and credits, at the times and in the order stated:

8.3.1Each Account shall be debited each business day with the total amount of any payments made from such account since the last preceding business day to him or for his benefit.

8.3.2The Deferred Compensation Account shall be credited on each Crediting Date with the total amount of any Participant Deferral Credits to such account since the last preceding Crediting Date.

8.3.3The Employer Contribution Account shall be credited on each Crediting Date with the total amount of any Employer Contribution Credit to the Employer Contribution Account since the last Crediting Date.

8.3.4Each Account shall be credited or debited on each day securities are traded on a national stock exchange with the amount of deemed investment gain or loss resulting from the performance of the investment funds elected by the Participant in accordance with Section 8.2.  The amount of such deemed investment gain or loss shall be determined by the Committee and such determination shall be final and conclusive upon all concerned.

Section 9. Administration by Committee:

9.1Membership of Committee.  A Committee may be designated by the Employer, consisting of at least three individuals appointed by the Employer to serve at its pleasure, to serve as the formal “plan administrator.”  The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions, except to the extent all or any of such obligations are specifically reserved for the Board.  In the absence of such appointment under this Section 9.1, American Multi‑Cinema, Inc. shall serve as the “plan administrator” and all references to the Committee under this Plan shall mean American Multi‑Cinema, Inc.

9.2Committee Officers; Subcommittee.  The Committee may elect a Chairman and may elect an acting Chairman.  The Committee may also elect a Secretary, and an acting Secretary, either of whom may be but need not be a member of the Committee.  The Committee may appoint from its membership such subcommittees with such powers as the Committee shall determine, and may authorize one or more of its members or any agent to execute or deliver any instruments or to make any payment on behalf of the Committee.  The Committee may from time to time employ agents and expressly delegate to such agents (including employees of the Employer) such administrative or other duties as it sees fit.

9.3Committee Meetings.  The Committee may hold such meetings at such places and at such intervals as it may from time to time determine.

9.4Transaction of Business.  The Committee shall act by a majority of its members at the time in office and any such action may be taken by a vote at a meeting or in writing (including email) without a meeting.

9.5Establishment of Rules.  Subject to the limitations of the Plan, the Committee may from time to time establish rules or by laws for the administration of the Plan and the transaction of its business.

9.6Conflicts of Interest.  No individual member of the Committee shall have any right to vote or decide upon any matter relating solely to himself or to any of his rights or benefits under the Plan (except that such member may sign unanimous written consent to resolutions adopted or other action taken without a meeting), except relating to the terms of his Participant Deferral Agreement.

9.7Correction of Errors.  The Committee may correct errors and, so far as practicable, may adjust any benefit or credit or payment accordingly. The Committee may in its discretion waive any notice requirements in the Plan; provided, that a waiver of notice in one or more cases shall not be deemed to constitute a waiver of notice in any other case.

9.8Authority to Interpret Plan.  Subject to the claims procedure set forth in Section 16, the Committee shall have the duty and discretionary authority to interpret and construe the provisions of the Plan and to decide any dispute which may arise regarding the rights of Participants hereunder, including the discretionary authority to construe the Plan and to make determinations as to eligibility and benefits under the Plan.  The Committee’s prior exercise of discretionary authority shall not obligate it to exercise its authority in a like manner thereafter.  Determinations by the Committee shall be binding and conclusive upon all interested persons.

9.9Third Party Advisors.  The Committee may engage, and rely upon the advice and work product of, an attorney, accountant, actuary or any other technical advisor on matters regarding the operation of the Plan and to perform such other duties as shall be required in connection therewith, and may employ such clerical and related personnel as the Committee shall deem requisite or desirable in carrying out the provisions of the Plan.

9.10Expense Reimbursement.  The Committee shall be entitled to reimbursement by the Employer for its reasonable expenses properly and actually incurred in the performance of its duties in the administration of the Plan.

9.11Indemnification.  No member of the Committee shall be personally liable by reason of any contract or other instrument executed by him or on his behalf as a member of the Committee nor for any mistake of judgment made in good faith, and the Employer shall indemnify and hold harmless, directly from its own assets (including the proceeds of any insurance policy the premiums for which are paid from the Employer’s assets), each member of the Committee and each other officer, employee, or director of the Employer to whom any duty or power relating to the administration or interpretation of the Plan may be delegated or allocated, against any unreimbursed or uninsured cost or expense (including any sum paid in settlement of a claim with the prior written approval of the Board) arising out of any act, or omission to act, in connection with the Plan unless arising out of such person’s own fraud, bad faith, willful misconduct or gross negligence.

Section 10. Contractual Liability; Trust:

10.1Contractual Liability.  The obligation of the Employer to make payments hereunder shall constitute a contractual liability of the Employer to the Participant. Such payments shall be made from the general funds of the Employer, and the Employer shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure that such payments shall be made, and the Participant shall not have any interest in any particular assets of the Employer by reason of its obligations hereunder.  To the extent that any person acquires a right to receive payment from the Employer, such right shall be no greater than the right of an unsecured creditor of the Employer.

10.2Trust.  The Employer may establish a Trust with a Trustee, pursuant to such terms and conditions as are set forth in the Trust Agreement, for the purpose of assisting in meeting its obligations hereunder.  Any Trust, if and when established, is intended to be treated as a “grantor trust” for purposes of the Code, and all assets of the Trust would be held in the United States.  The establishment of the Trust would not be intended to cause Participants to realize current income on amounts contributed thereto, and any Trust shall be so interpreted and administered.

Section 11. Allocation of Responsibilities:

The persons or entities responsible for the Plan and the duties and responsibilities allocated to each are as follows:

11.1 Employer. American Multi-Cinema, Inc., as plan sponsor, shall have exclusive the authority to:
(i) amend the Plan;
(ii) appoint and remove members of the Committee; and
(iii) terminate the Plan as permitted in Section 14.

11.2Committee.  The Committee shall have the authority to:

(i) designate Participants;
(ii) interpret the provisions of the Plan and to determine the rights of the Participants under the Plan, except to the extent otherwise provided in Section 16 relating to claims procedure;
(iii) administer the Plan in accordance with its terms, except to the extent powers to administer the Plan are specifically delegated to another person or persons as provided in the Plan;
(iv) account for the amount credited to the Accounts of a Participant; and
(v) direct the Employer in the payment of benefits.

(vi) file such reports as may be required with the United States Department of Labor, the Internal Revenue Service and any other government agency to which reports may be required to be submitted from time to time; and

(vii) administer the claims procedure to the extent provided in Section 16.
Section 12. Benefits Not Assignable; Facility of Payments:

12.1Benefits Not Assignable.  No portion of any benefit credited or paid under the Plan with respect to any Participant shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void, nor shall any portion of such benefit be in any manner payable to any assignee, receiver or any one trustee, or be liable for his debts, contracts, liabilities, engagements or torts.  Notwithstanding the foregoing, the Plan will honor a qualified domestic relations order awarding a portion of a Participant’s benefit under this Plan to an alternate payee.

12.2Payments to Minors and Others.  If any individual entitled to receive a payment under the Plan shall be physically, mentally or legally incapable of receiving or acknowledging receipt of such payment, the Committee, upon the receipt of satisfactory evidence of such individual’s incapacity and satisfactory evidence that another person or institution is maintaining the individual and that no guardian or committee has been appointed for him or her, may cause any payment otherwise payable to such individual to be made to such person or institution so maintaining the individual.  Payment to such person or institution shall be in full satisfaction of all claims by or through the Participant to the extent of the amount thereof.

Section 13. Beneficiary:

The Participant’s Beneficiary shall be the person, persons or entity designated by the Participant on the Beneficiary designation form provided by and filed with the Committee or its designee.  If the Participant does not designate a Beneficiary, the Beneficiary shall be his or her Surviving Spouse.  If the Participant does not designate a Beneficiary and has no Surviving Spouse, the Beneficiary shall be the Participant’s estate.  The designation of a Beneficiary may be changed or revoked only by filing a new Beneficiary designation form with the Committee or its designee.  If a Beneficiary (the “primary Beneficiary”) is receiving or is entitled to receive payments under the Plan and dies before receiving all of the payments due, the balance to which the primary Beneficiary is entitled shall be paid to the contingent Beneficiary, if any, named in the Participant’s current Beneficiary designation form.  If there is no contingent Beneficiary, the balance shall be paid to the estate of the primary Beneficiary.  Any Beneficiary may disclaim all or any part of any benefit to which such Beneficiary shall be entitled hereunder by filing a written disclaimer with the Committee before payment of such benefit is to be made.  Such a disclaimer shall be made in a form satisfactory to the Committee and shall be irrevocable when filed.  Any benefit disclaimed shall be payable from the Plan in the same manner as if the Beneficiary who filed the disclaimer had predeceased the Participant.

Section 14. Amendment and Termination of Plan:

American Multi-Cinema, Inc., as plan sponsor, may amend any provision of the Plan or terminate the Plan at any time provided, that in no event shall such amendment or termination reduce the balance in any Participant’s Account as of the date of such amendment or termination, nor shall any such amendment affect the terms of the Plan relating to the payment of such Account.  Notwithstanding the foregoing, the following special provisions shall apply:

14.1Termination in the Discretion of the Employer.  Except as otherwise provided in Sections 14.2, the Plan may be terminated and benefits distributed to Participants subject to the following requirements:

14.1.1 All arrangements sponsored by the Employer that would be aggregated with the Plan under Section 1.409A 1(c) of the Treasury Regulations are terminated.
14.1.2 No payments other than payments that would be payable under the terms of the Plan if the termination had not occurred are made within 12 months of the termination date.
14.1.3 All benefits under the Plan are paid within 24 months of the termination date.

14.1.4 The Employer does not adopt a new arrangement that would be aggregated with the Plan under Section 1.409A 1(c) of the Treasury Regulations providing for the deferral of compensation at any time within five years following the date of termination of the Plan.

14.1.5 If the Employer terminates the Plan within 30 days preceding or 12 months following a “change of control” as described in Section 409A(a)(2)(A)(v) of the Code any resulting distribution to Participants shall comply with the requirements of Section 409A and regulations thereunder.

14.2No Financial Triggers.  The Plan may not be terminated and distributions made to a Participant due solely to (and proximate to) a change in the financial health of the Employer.

Section 15. Communication to Participants:

The Employer will make a copy of the Plan available for inspection by Participants and their beneficiaries upon written request during reasonable hours at the principal office of the Employer or through other reasonable means.

Section 16. Claims Procedure:

The following claims procedure shall apply with respect to the Plan:

16.1Filing of a Claim for Benefits.  If a Participant or Beneficiary (the “claimant”) believes that he or she is entitled to benefits under the Plan which are not being paid or which are not being credited for his or her benefit, the claimant shall file a written claim therefore with the Committee.

16.2Notification to Claimant of Decision.  Within 90 days after receipt of a claim by the Committee (or within 180 days if special circumstances require an extension of time), the Committee will notify the claimant of the decision with regard to the claim. In the event of such special circumstances requiring an extension of time, there will be furnished to the claimant prior to expiration of the initial 90 day period written notice of the extension, which notice will set forth the special circumstances and the date by which the decision will be furnished.  If such claim is wholly or partially denied, notice thereof will be in writing and worded in a manner calculated to be understood by the claimant, and will set forth:  (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent provisions of the Plan on which the denial is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the procedure for review of the denial and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA following an adverse benefit determination on review.  Notwithstanding the forgoing, if the claim relates to a Participant who is Disabled, the Committee will notify the claimant of the decision within 45 days (which may be extended for an additional 30 days if required by special circumstances).

16.3Procedure for Review.  Within 60 days following receipt by the claimant of notice denying his or her claim, in whole or in part, or, if such notice shall not be given, within 60 days following the latest date on which such notice could have been timely given, the claimant may appeal denial of the claim by filing a written application for review with the Committee.  Following such request for review, the Committee will fully and fairly review the decision denying the claim.  Prior to the decision of the Committee, the claimant shall be given an opportunity to review pertinent documents and to submit issues and comments in writing.

16.4Decision on Review.  The decision on review of a claim denied in whole or in part by the Committee will be made in the following manner:

16.4.1Within 60 days following receipt by the Committee of the request for review (or within 120 days if special circumstances require an extension of time), the Committee will notify the claimant in writing of its decision with regard to the claim.  In the event of such special circumstances requiring an extension of time, written notice of the extension will be furnished to the claimant prior to the commencement of the extension.  Notwithstanding the forgoing, if the claim relates to a Participant who is Disabled, the Committee will notify the claimant of the decision within 45 days (which may be extended for an additional 45 days if required by special circumstances).

16.4.2With respect to a claim that is denied in whole or in part, the decision on review will (i) set forth specific reasons for the decision, (ii) will be written in a manner calculated to be understood by the claimant, (iii) will cite specific references to the pertinent Plan provisions on which the decision is based, (iv) will contain a statement that the claimant is entitled to receive, upon written request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim for benefits, and (v) a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures, as well as a statement of the claimant’s right to bring an action under ERISA section 502(a).

16.4.3All decisions of the Committee are final and conclusive.

16.5Action by Authorized Representative of Claimant.  All actions set forth in this Section 16 to be taken by the claimant may likewise be taken by a representative of the claimant duly authorized to act in his or her behalf on such matters.  The Committee and the Committee may require such evidence as either may reasonably deem necessary or advisable of the authority to act of any such representative.

Section 17. Miscellaneous Provisions:

17.1Set Off.  Notwithstanding any other provision of this Plan but subject to any limitations imposed under Section 409A of the Code, the Employer may reduce the amount of any payment otherwise payable to or on behalf of a Participant hereunder (net of any required withholdings) by the amount of any loan, cash advance, extension of credit or other obligation of the Participant to the Employer that is then due and payable, and the Participant shall be deemed to have consented to such reduction.

17.2Notices.  Each Participant who is not in Service and each Beneficiary shall be responsible for furnishing the Committee or its designee with his current address for the mailing of notices and benefit payments. Any notice required or permitted to be given to such Participant or Beneficiary shall be deemed given if directed to such address and mailed by regular United States mail, first class, postage prepaid.  If any check mailed to such address is returned as undeliverable to the addressee, mailing of checks will be suspended until the Participant or Beneficiary furnishes the proper address.  This provision shall not be construed as requiring the mailing of any notice or notification otherwise permitted to be given by posting or by other publication.

17.3Lost Distributees.  A benefit shall be deemed forfeited if the Committee is unable to locate the Participant or Beneficiary to whom payment is due on or before the fifth anniversary of the date payment is to be made or commence; provided, that the deemed investment rate of return pursuant to Section 8.2 shall cease to be applied to the Participant’s account following the first anniversary of such date; provided further, however, that such benefit shall be reinstated if a valid claim is made by or on behalf of the Participant or Beneficiary for all or part of the forfeited benefit.

17.4Reliance on Data.  The Employer, the Committee and the Committee shall have the right to rely on any data provided by the Participant or by any Beneficiary. Representations of such data shall be binding upon any party seeking to claim a benefit through a Participant, and the Employer, the Committee and the Committee shall have no obligation to inquire into the accuracy of any representation made at any time by a Participant or Beneficiary.

17.5Receipt and Release for Payments.  Subject to the provisions of Section 17.1, any payment made from the Plan to or with respect to any Participant or Beneficiary, or pursuant to a disclaimer by a Beneficiary, shall, to the extent thereof, be in full satisfaction of all claims hereunder against the Plan and the Employer with respect to the Plan.

17.6Headings.  The headings and subheadings of the Plan have been inserted for convenience of reference and are to be ignored in any construction of the provisions hereof.

17.7Continuation of Employment.  The establishment of the Plan shall not be construed as conferring any legal or other rights upon any Employee or any persons for continuation of employment, nor shall it interfere with the right of the Employer to discharge any Employee or to deal with him without regard to the effect thereof under the Plan.

17.8Merger or Consolidation; Assumption of Plan.  In the event the Employer consolidates or merges into or with another corporation or entity, or transfers all or substantially all of its assets to another corporation, partnership, trust or other entity (a “Successor Entity”), such Successor Entity may assume the rights, obligations and liabilities of the Employer under the Plan and upon such assumption, the Successor Entity shall become obligated to perform the terms and conditions of the Plan.

17.9Construction.  The provisions of the Plan shall be construed and enforced in accordance with the laws of the State of Kansas, except to the extent that such laws are superseded by ERISA and the applicable requirements of the Code.

17.10Taxes.  The Employer or other payor may withhold a benefit payment under the Plan or a Participant’s wages, or the Employer may reduce a Participant’s account balance, in order to meet any federal, state or local tax withholding obligation with respect to Plan benefits, as permitted under Section 409A of the Code.  The Employer or any other payor shall report Plan payments and other Plan related information to the appropriate governmental agencies as required under applicable laws.

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SIGNATURE PAGE

IN WITNESS WHEREOF, American Multi-Cinema, Inc. has caused this Plan to be adopted effective as of the date set forth herein.

American Multi‑Cinema, Inc.

By:/s/ Carla Sanders

Title:SVP, HR.

Date:10/11/16